FORM OF NONQUALIFIED STOCK OPTION

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
2018 EQUITY INCENTIVE PLAN

NONQUALIFIED
OPTION AWARD AGREEMENT
THIS NONQUALIFIED OPTION AWARD AGREEMENT (this “Agreement”), is entered into as of [____], 20[ ] (the “Date of Grant”), by and between Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”), and [________] (the “Participant”). Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to such terms in the Infrastructure and Energy Alternatives, Inc. 2018 Equity Incentive Plan, as amended, restated or otherwise modified from time to time in accordance with its terms (the “Plan”).
WHEREAS, the Company has adopted the Plan, pursuant to which options to acquire shares of Common Stock may be granted (“Options”); and
WHEREAS, the [Committee] [Board of Directors] has determined that it is in the best interests of the Company and its stockholders to grant the award provided for herein to the Participant on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Grant of Option.

(a)Grant. The Company hereby grants to the Participant an Option to purchase a number of shares of Common Stock as set forth below (such shares, the “Option Shares”), on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan. The Option is not intended to qualify as an Incentive Stock Option. The Options shall vest in accordance with Section 2. The Exercise Price shall be $[____] per Option Share.

Options Number of tranches and vesting provisions, if any, applicable to the Options to be determined by the Committee or Board.	Number (#)
Tranche 1 Options	[•]
Tranche 2 Options	[•]
Tranche 3 Options	[•]
Total	[•]

(b)Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiary in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

2.[Vesting. The Options shall vest as follows; provided, that, except as may otherwise be provided herein, subject to the Participant’s continued employment with, appointment as a director of, or engagement to provide services to, the Company or an Affiliate, on the applicable vesting date(s):] [Vesting Schedule, if any, to be determined by the Committee or Board]

3.	Termination of Employment or Services.

Except as set forth herein, if the Participant’s employment with, membership on the board of directors of, or engagement to provide services to, the Company and its Affiliates terminates for any reason, the unvested portion of the Option shall be canceled immediately and the Participant shall immediately forfeit without any consideration any rights to the Option Shares subject to such unvested portion.

4.	Expiration.

(a)In no event shall all or any portion of the Option be exercisable after the tenth (10th) annual anniversary of the Date of Grant (such ten (10)-year period, the “Option Period”); provided, that if the Option Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s securities trading policy, the Option Period shall be automatically extended until the thirtieth (30th) day following the expiration of such prohibition (but not to the extent that any such extension would otherwise violate Section 409A of the Code).

(b)If, prior to the end of the Option Period, the Participant’s employment with, directorship with, or engagement to provide services to, the Company and all Affiliates is terminated without Cause or by the Participant for any reason, then the Option shall expire on the earlier of the last day of the Option Period or the date that is thirty (30) days after the date of such termination. In the event of a termination described in this subsection (b), the Option shall remain exercisable by the Participant until its expiration only to the extent that the Option was exercisable at the time of such termination.

(c)If (i) the Participant’s employment with, directorship with, or engagement to provide services to, the Company is terminated prior to the end of the Option Period on account of his or her Disability, (ii) the Participant dies while still a director of, or still in the employ or engagement of the Company or an Affiliate or (iii) the Participant dies following a termination described in subsection (b) above but prior to the expiration of the Option, the Option shall expire on the earlier of the last day of the Option Period or the date that is six (6) months after the date of death or termination on account of Disability of the Participant, as applicable. In such event, the Option shall remain exercisable by the Participant or Participant’s beneficiary, as applicable, until its expiration only to the extent that the Option was exercisable by the Participant at the time of such event.

(d)If the Participant ceases employment with or engagement to provide services to the Company or any Affiliates or is removed as a director due to a termination for Cause, the Option (whether vested or unvested) shall expire immediately upon such termination.

5.
Method of Exercise and Form of Payment. No Option Shares shall be delivered pursuant to any exercise of the Option until payment in full to the Company of the Exercise Price and an amount equal to any U.S. federal, state, local and non-U.S. income and employment taxes required to be withheld. The Option may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party-administrator) in accordance with the terms hereof. The Exercise Price shall be payable (i) in cash, check, or cash equivalent; (ii) by such method permitted by the Committee or (iii) by if elected by the Participant (A) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company or its designee (including third-party administrators) is delivered a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (B) by means of a “net exercise” procedure effected by withholding the number of shares of Common Stock otherwise deliverable in respect of an Option that are needed to pay for the Exercise Price. Notwithstanding the foregoing, unless otherwise determined by the Committee, if on the last day of the Option Period, the Fair Market Value of the Common Stock exceeds the Exercise Price, the Participant has not exercised the Option, and the Option has not previously expired, such Option (to the extent vested) shall be deemed exercised by the Participant on such last day by means of a “net exercise” procedure described above.

6.
Rights as a Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock subject to this Option unless, until and to the extent that (i) this Option shall have been exercised pursuant to its terms, (ii) the Company shall have issued and delivered to the Participant the Option Shares and (iii) the Participant’s name shall have been entered as a stockholder of record with respect to such Option Shares on the books of the Company. The Company shall cause the actions described in clauses (ii) and (iii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.

7.	Compliance with Legal Requirements.

(a)Generally. The granting and exercising of the Option, and any other obligations of the Company under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Agreement.

(b)Tax Withholding. Any exercise of the Option shall be subject to the Participant satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the Option or otherwise the amount of any required withholding taxes in respect of the Option, its exercise or any payment or transfer of the Option or under the Plan and to take any such other actions as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes (up to the maximum permissible withholding amounts). In addition, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of shares of Common Stock (which are not subject to any pledge or other security interest and which would not result in adverse accounting to the Company) owned by the Participant having a Fair Market Value equal to such withholding liability or (B) having the Company withhold from the number of shares of Common Stock otherwise issuable or deliverable pursuant to the exercise of Options a number of shares of Common Stock with a Fair Market Value equal to such withholding liability. The obligations of the Company under this Agreement shall be conditional on such payment or arrangements, and the Company will, to the extent permitted by law, have the right to deduct any such withholding taxes from any payment of any kind otherwise due to Participant.

8.
Clawback. Notwithstanding anything to the contrary contained herein, the Committee may cancel the Option award if the Participant, without the consent of the Company, has engaged in or engages in activity that is in conflict with or adverse to the interest of the Company or any Affiliate while employed by, serving as a director of, or otherwise providing services to the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, or violates the covenants set forth on Exhibit A attached hereto or any other non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any Affiliate (after giving effect to any applicable cure period set forth therein), as determined by the Committee. In such event, the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting or exercise of the Option, the sale or other transfer of the Option, or the sale of shares of Common Stock acquired in respect of the Option, and must promptly repay such amounts to the Company. If the Participant receives any amount in excess of what the Participant should have received under the terms of the Option for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company. To the extent required by applicable law and/or the rules and regulations of the NASDAQ or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, the Option shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement).

9.	Restrictive Covenants.

(a)[Without limiting any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the Participant shall be subject to the confidentiality and restrictive covenants set forth on Exhibit A attached hereto, which Exhibit A is incorporated herein and forms part of this Agreement. The Participant acknowledges and agrees that Participant is bound by the non-competition, non-solicitation, non-disparagement and other post employment restrictive covenants contained in Participant’s employment agreement with the Company or its subsidiaries. The Participant acknowledges and agrees that Participant is bound by the non-competition, non-solicitation, non-disparagement and other post employment restrictive covenants contained in Participant’s employment agreement with the Company or its subsidiaries, provided that for purposes of this Agreement the term “Group” as specified in the Participant’s employment agreement shall include the Company and its subsidiaries and the governing law, forum and venue for disputes pertaining to such restrictive covenants shall be as set forth in Section 9(l) of this Agreement. In the event that the Participant violates any of the restrictive covenants referred to in this Section 9, in addition to any other remedy that may be available at law or in equity, the Option shall be automatically forfeited effective as of the date on which such violation first occurs. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Participant shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Participant’s breach of such restrictive covenants.

10.	Miscellaneous.

(a)Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 14(b) of the Plan. Any attempted Transfer of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

(b)Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(c)Section 409A. The Option is not intended to be subject to Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/

or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 10(c) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Option or the Option Shares will not be subject to interest and penalties under Section 409A.

(d)Notices. Any notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage-paid first-class mail. Notices sent by mail shall be deemed received three (3) business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the General Counsel and to the Head of Human Resources at the Company’s principal executive office.

(e)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(f)No Rights to Employment, Directorship or Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(g)Fractional Shares. In lieu of issuing a fraction of a share of Common Stock resulting from any exercise of the Option or an adjustment of the Option pursuant to Section 11 of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount in cash equal to the Fair Market Value of such fractional share.

(h)Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.

(i)Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(j)Entire Agreement. This Agreement (including Exhibit A attached hereto) and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto, other than any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the covenants of which shall continue to apply to the Participant in addition to the covenants in Exhibit A hereto, in accordance with the terms of such agreement. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 11 or 13 of the Plan.

(k)Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)Dispute Resolution; Consent to Jurisdiction. All disputes between or among any Persons arising out of or in any way connected with the Plan, this Agreement or the Option shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final. Any matters not covered by the preceding sentence shall be solely and finally settled in accordance with the Plan, and the Participant and the Company consent to the personal jurisdiction of the United States federal and state courts sitting in Wilmington, Delaware, as the exclusive jurisdiction with respect to matters arising out of or related to the enforcement of the Committee’s determinations and resolution of matters, if any, related to the Plan or this Agreement not required to be resolved by the Committee. Each such Person hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the last known address of such Person, such service to become effective ten (10) days after such mailing.

(ii)Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated (whether based on contract, tort or any other theory). Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

(l)Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(m)Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(n)Electronic Signature and Delivery. This Agreement may be accepted by return signature or by electronic confirmation. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three (3) business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).

(o)Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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[Signature page to [____] Option Agreement]

IN WITNESS WHEREOF, this Nonqualified Option Award Agreement has been executed by the Company and the Participant as of the day first written above.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

By:
Name:
Title:

______________________________________
[PARTICIPANT]

Exhibit A

1.
Noncompetition and Nonsolicitation.  For purposes of this Exhibit, references to the Company shall include its subsidiaries and Affiliates and references to the Agreement shall refer to the Restricted Stock Unit Agreement to which this Exhibit is attached, provided that section references herein shall refer to sections in this Exhibit.

(a)     Participant agrees that Participant shall not, while an employee of the Company and during the twelve (12) month period following termination of employment (such collective duration, the “Restriction Period”), directly or indirectly, without the prior written consent of the Company:

(i)     (A) engage in activities or businesses (including without limitation by owning any interest in, managing, controlling, participating in, consulting with, advising, rendering services for, or in any manner engaging in the business of owning, operating or managing any business) anywhere in the United States or other countries outside the United States in which the Company does business, that are principally or primarily engaged in any business or activity that competes with any of the businesses of the Company  or any of its subsidiaries or controlled affiliates or any entity owned by the Company (“Competitive Activities”) or (B) assisting any Person in any way to do, or attempt to do, anything prohibited by this Section 1(a)(i)(A) above; or

(ii)    perform any action, activity or course of conduct which is substantially detrimental to the businesses or business reputations of the Company and involves (A) soliciting, recruiting or hiring (or attempting to solicit, recruit or hire) any employees of the Company or Persons who have worked for the Company during the twelve (12) month period immediately preceding such solicitation, recruitment or hiring or attempt thereof; (B) soliciting or encouraging (or attempting to solicit or encourage) any employee of the Company to leave the employment of the Company; (C) intentionally interfering with the relationship of the Company with any Person who or which is employed by or otherwise engaged to perform services for, or any customer, client, supplier, licensee, licensor or other business relation of, the Company; or (D) assisting any Person in any way to do, or attempt to do, anything prohibited by Section 1(a)(ii)(A), (B) or (C) above.

The Restriction Period shall be tolled during (and shall be deemed automatically extended by) any period in which Participant is in violation of the provisions of this Section 1(a) unless provided below.

(b)    The provisions of Section 1(a) shall not be deemed breached as a result of Participant’s passive ownership of less than an aggregate of three percent (3%) of any class of securities of a Person engaged, directly or indirectly, in Competitive Activities, so long as Participant does not actively participate in the business of such Person; provided, however, that such stock is listed on a national securities exchange (for the sake of clarity, Participant shall remain bound by the other restrictive covenants in this Agreement, including but not limited to Section 2 hereof).

(c)    Without limiting the generality of Section 7, notwithstanding the fact that any provision of this Section 1 is determined not to be specifically enforceable, the Company may nevertheless be entitled to recover monetary damages as a result of Participant’s material breach of such provision.

(d)    Participant acknowledges that the Company has a legitimate business interest and right in protecting its Confidential Information (as defined below), business strategies, employee and customer relationships and goodwill, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its business strategies, employee and customer relationships and goodwill.  Participant acknowledges that Participant is being provided with significant additional consideration (to which Participant is not otherwise entitled), including restricted stock units, to induce Participant to enter into this Agreement.

Participant expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.  Participant further acknowledges that although Participant’s compliance with the covenants contained in Sections 1, 2, 3, 4 and 5 may prevent Participant from earning a livelihood in a business similar to the business of the Company, Participant’s experience and capabilities are such that Participant has other opportunities to earn a livelihood and adequate means of support for Participant and Participant’s dependents.

 2.    Nondisclosure of Confidential Information.

(a)    Participant acknowledges that Participant is and shall become familiar with the Company’s Confidential Information (as defined below), including trade secrets, and that Participant’s services are of special, unique and extraordinary value to the Company.  Participant acknowledges that the Confidential Information obtained by Participant while employed by the Company is the property of the Company.  Therefore, Participant agrees that Participant shall not disclose to any unauthorized Person or use for Participant’s own purposes any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Participant’s acts or omissions in violation of this Agreement; provided, however, that if Participant receives a request to disclose Confidential Information pursuant to a deposition, interrogatory, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory process or similar process, to the extent permitted by law, (i) Participant shall promptly notify in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (ii) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, Participant shall disclose only that portion of the Confidential Information which, in the written opinion of Participant’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to provide that the receiving Person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and (iii) the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.

(b)    For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business or affairs of the Company, including, without limitation, all business information (whether or not in written form) which relates to the Company, or its customers, suppliers or contractors or any other third parties in respect of which the Company has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and which is not known to the public generally other than as a result of Participant’s breach of this Agreement, including but not limited to: technical information or reports; formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information will not include such information known to Participant prior to Participant’s involvement with the Company or information rightfully obtained from a third party (other than pursuant to a breach by Participant of this Agreement).  Without limiting the foregoing, Participant agrees to keep confidential the existence of, and any information concerning, any dispute between Participant and the Company, except that Participant may disclose information concerning such dispute to his immediate family, to the court that is considering such dispute or to Participant’s legal counsel and other professional advisors (provided that such counsel and other advisors agree not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(c)    Participant further agrees that Participant will not improperly use or disclose any confidential information or trade secrets, if any, of any former employers or any other Person to whom Participant has an obligation of confidentiality, and will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other

Person to whom Participant has an obligation of confidentiality unless consented to in writing by the former employer or other Person.

3.    Return of Property.  Participant acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the businesses of the Company, in whatever form (including electronic), and all copies thereof, that are received or created by Participant while an employee of the Company or its subsidiaries or Affiliates (including but not limited to Confidential Information and Inventions (as defined below)) are and shall remain the property of the Company, and Participant shall immediately return such property to the Company upon the termination of Participant’s employment and, in any event, at the Company’s request.  Participant further agrees that any property situated on the premises of, and owned by, the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.

4.    Intellectual Property Rights.

(a)    Participant agrees that the results and proceeds of Participant’s services for the Company (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by Participant, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to Participant whatsoever.  If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company under the immediately preceding sentence, then Participant hereby irrevocably assigns and agrees to assign any and all of Participant’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company without any further payment to Participant whatsoever.  As to any Invention that Participant is required to assign, Participant shall promptly and fully disclose to the Company all information known to Participant concerning such Invention.

(b)    Participant agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Participant shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments.  To the extent Participant has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, Participant unconditionally and irrevocably waives the enforcement of such Proprietary Rights.  This Section 4(b) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being Participant’s employer.  Participant further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, Participant shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries.  Participant shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof.  In addition, Participant shall execute, verify and deliver assignments of such Proprietary Rights to the Company or its designees.  Participant’s obligations under this Section 4 shall continue beyond the termination of Participant’s employment with the Company.

(c)    Participant hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that Participant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

5.    Nondisparagement.  Participant shall not, whether in writing or orally, malign, denigrate or disparage the Company or its predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that nothing herein shall or shall be deemed to prevent or impair Participant from, in the course of and consistent with his duties for the Company, making public comments which include good faith, candid discussions, or acknowledgements regarding the Company’s performance or business, or discussing other officers, directors, and employees in connection with normal performance evaluations, or otherwise testifying truthfully in any legal or administrative proceeding where such testimony is compelled, or requested or from otherwise complying with legal requirements.

6.    Notification of Subsequent Employer.  Participant hereby agrees that prior to accepting employment with, or agreeing to provide services to, any other Person during any period during which Participant remains subject to any of the covenants set forth in Section 1, Participant shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.

7.     Remedies and Injunctive Relief.  Participant acknowledges that a violation by Participant of any of the covenants contained in Section 1, 2, 3, 4 or 5 would cause irreparable damage to the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate.  Accordingly, Participant agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 1, 2, 3, 4 or 5 in addition to any other legal or equitable remedies it may have.  The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights shall be unrestricted.]